Exhibit 4.2 – Settlememnt Agreement and Amendments

SETTLEMENT AGREEMENT

by

GOLD RESERVE

and

THE BOLIVARIAN REPUBLIC OF VENEZUELA

July 17, 2016

SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is entered into on July 17, 2016, by and between GR MINING (BARBADOS) INC., a company duly incorporated, organized and existing under the laws of Barbados and domiciled in the Bolivarian Republic of Venezuela with the Fifth Commercial Registry, under N° 14, Volume 111-A REGISTRO MERCANTIL V (COD. 224), on its own name and on that of its Affiliates (hereinafter "GOLD RESERVE"), represented herein by José Ignacio Moreno, Venezuelan, of legal age, holder of identity card N° 9.878.700, acting as Legal Representative, on the one side; and on the other side, the BOLIVARIAN REPUBLIC OF VENEZUELA (hereinafter, the "REPUBLIC, represented by (i) the citizen Reinaldo Enrique Muñoz Pedroza, Venezuelan, of legal age, of this domicile, holder of identity card N° 10.869.426, acting as Attorney General in Charge, who acts in accordance with the provisions of the Organic Law for the Attorney General of the Republic, and by (ii) the citizen Roberto Ignacio Mirabal Acosta, Venezuelan, of legal age, of this domicile, holder of identity card N° 12.605.647, acting as Minister of the Ministry of the Popular Power for Ecological Mining Development (hereinafter, the "MINISTRY").

GOLD RESERVE and the REPUBLIC shall be jointly referred to as the "PARTIES" and individually as a "PARTY".

WHEREAS

1.	On October 21, 2009, Gold Reserve Inc. filed a request for arbitration in connection with the termination by the REPUBLIC of concessions for the exploration and production of gold, copper, silver and other minerals, which included former concessions known as Las Brisas and Unicornio, under the International Center for Settlement of Investment Disputes (hereinafter "ICSID") Additional Facility Rules according to Article XII of the Agreement between the Government of Canada and the Government of the Republic of Venezuela for the Promotion and Protection of Investments dated July 1, 1996, in force as of January 28, 1998, which request was filed as ICSID Case N° ARB(AF)/09/1 (hereinafter, the "Arbitration");
2.	On September 22, 2014, the arbitral tribunal hearing the Arbitration issued the arbitral award (hereinafter the "Award");
3.	The Republic and Gold Reserve Inc. have filed and presented requests and claims in respect of the annulment and enforcement of the Award in several fora and tribunals as detailed in Annex I of this Agreement;
4.	On February 24, 2016, Gold Reserve Inc. and the REPUBLIC entered into the Memorandum of Understanding (hereinafter the "MEMORANDUM") for the purposes of continuing the negotiations regarding a final solution to the enforcement of the Award. Likewise, given the mining potential of the area and the specific technical knowledge of GOLD RESERVE on this mining potential, the PARTIES have agreed to continue the conversations regarding the potential incorporation of a mining mixed company to develop an integrated mining project of up to forty (40) years (hereinafter the "Mixed Company"), including the exploration, extraction and exploitation of ore with content of gold, copper, silver and other strategic minerals in the area surrounding and including Brisas del Cuyuni and Las Cristinas, located at the 88 kilometer, Sifontes Municipality, State of Bolivar, Venezuela, and the export of concentrate (containing gold and copper) and doré (containing gold and silver) from ore for further processing in smelter and refinery facilities abroad to produce gold, copper, silver and other strategic minerals. The mining project also involves marketing and ancillary activities of storage, gathering, benefit, transport and circulation of gold, copper, silver and other strategic minerals (hereinafter the "Mining Project");
5.	The PARTIES consider that in is in their greatest interest and mutual benefit, even for avoiding uncertainty, expenses and litigation costs, to reach an agreement regarding the Mining Project and in connection with any claim or dispute existing between them up until the date of this Agreement, including the execution of the Award, all claims and disputes detailed in Annex I, and all existing claims and disputes related to the termination of certain concessions for the exploration, exploitation and extraction of gold, copper, silver and other minerals, including Las Brisas and Unicornio concessions, and to the Award (hereinafter the "Claims"), pursuant to the provisions of this Agreement;
6.	The PARTIES have agreed the terms and conditions provided in this Agreement.

Based on the foregoing, in view of the mutual concessions between the PARTIES, and with the intention to be legally bound by this Agreement, the PARTIES agree as follows:

CLAUSE 1

DEFINITIONS

For the purposes of this Agreement, when capitalized, the following terms shall have the meaning set forth below, which shall be equally applicable to the plural and singular forms of such terms:

Affiliate: means a person directly or indirectly controlled by another person, a person that directly or indirectly controls another person or two or more persons directly or indirectly subject to the common control of another person. In the case of GOLD RESERVE, the term Affiliate includes but is not limited to Gold Reserve Inc., a company duly incorporated, organized and existing under the laws of the Alberta Province, Canada, initially registered in Yukon, Canada on October 05, 1998, and later domiciled in the Alberta Province, Canada on September 09 2014, with administrative offices at 926 W. Sprague Avenue, Suite 200, in the city of Spokane, Washington, United States of America, 99201 (hereinafter "Gold Reserve Inc.")

Agreement: has the meaning assigned to it in the header of this Agreement.

Arbitration: has the meaning assigned to it in the Whereas of this Agreement.

Arbitration Closing Period: means thirty (30) Days counted from the last date on which the REPUBLIC duly and fully paid, and GOLD RESERVE fully received the First Payment and the Second Payment in accordance with this Agreement.

Articles of Incorporation and By-laws: means the articles of incorporation and by-laws of the Mixed Company, a draft of which is attached hereto as Annex VIII.

Award: has the meaning assigned to it in the Whereas of this Agreement.

Bank Account: means the bank account of GOLD RESERVE or its Affiliates that GOLD RESERVE designates for the payments that it shall receive under this Agreement.

Claims: has the meaning assigned to it in the Whereas of this Agreement.

Creation Decree: has the meaning assigned to it in Clause 2.3(c) of this Agreement.

Data and Technology Transfer Agreement: has the meaning assigned to it in Clause 2.4(h)(i) of this Agreement.

Days: means continuous calendar day(s).

Decree Designating Strategic Minerals: has the meaning assigned to it in Clause 2.3(b) of this Agreement.

Delimited Areas: has the meaning assigned to it in Clause 2.3(e) of this Agreement.

Delimited Area Resolution: has the meaning assigned to it in Clause 2.3(e) of this Agreement

Dispute: has the meaning assigned to it in Clause 7 of this Agreement.

EPCM Contract: has the meaning assigned to it in Clause 2.4(h)(ii) of this Agreement.

First Payment: has the meaning assigned to it in Clause 2.2(a) of this Agreement.

CBV Resolution: has the meaning assigned to it in Clause 2.3(d) of this Agreement.

GOLD RESERVE Business: means the project for the development of the concessions of gold, copper and other minerals granted to GOLD RESERVE, in the territory of the REPUBLIC, between the years 1992 and 2008, as well as its termination.

ICSID: has the meaning assigned to it in the Whereas of this Agreement.

Incentives Regime: has the meaning set forth in Clause 2.4(g) of this Agreement.

Incorporation Agreement: means the agreement for the incorporation and administration of the Mixed Company to be entered into by Shareholder A and Shareholder B.

Incorporation Period: has the meaning assigned to it in Clause 2.3(a) of this Agreement.

Integral Payment: has the meaning assigned to it in Clause 2.2(a) of this Agreement.

Mining Data: means the technical mine engineering data base relating to the: (a) Las Brisas project consisting of approximately: (i) seven hundred and fifty (750) core drill holes and related assay certificates; (ii) eight hundred and thirty eight (838) core holes with geotech (including the seven hundred and fifty (750) core drill holes previously mentioned); and (iii) one hundred and fifty (150) auger holes, most but not all with assay certificates; (b) Las Cristinas project consisting of approximately one thousand one hundred and eighty (1180) core holes with assay results but no assay certificates;(c) Las Brisas project engineering and drawings, procurement analysis and equipment bids, feasibility studies, including Canadian national instrument Nl 43-101 proven mineral resources and reserves comprised in approximately three hundred (300) documents, data sheets and reports and one thousand (1,000) design drawings; and (d) various mine plans for each of Las Brisas and Las Cristinas projects, and combined using gold prices lower than today's price.

Mining Project: has the meaning assigned to it in the Whereas of this Agreement.

Ministry Resolution: has the meaning assigned to it in Clause 2.3(b) of this Agreement.

Mixed Company: has the meaning assigned to it in the Whereas of this Agreement.

Mixed Company Drop Dead Date: has the meaning assigned to it in Clause 3.2 of this Agreement.

Net Smelter Return: means the net proceeds received by the Mixed Company from the sale of gold, copper, and silver within the framework of the Mining Project after deductions for smelting, treatment charges and penalties, including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, transportation from concentrator to smelter, smelter to refinery and from refinery to market.

Official Gazette: means the official gazette of the REPUBLIC.

Organic Gold Law: means the Decree with Rank, Value and Force of Organic Law Reserving to the State the Activities of Exploration and Production of Gold and other Strategic Minerals, published in Official Gazette N° 6,210 dated December 30, 2015.

PARTY or PARTIES: have the meaning assigned to them in the header of this Agreement.

REPUBLIC: has the meaning assigned to it in the header of this Agreement.

Second Payment: has the meaning assigned to it in Clause 2.2(a) of this Agreement.

Shareholder A or State-owned Company: means a company directly or indirectly one hundred percent (100%) owned by the Republic that will hold shares in the Mixed Company, if the latter is incorporated.

Shareholder B or Minority Shareholder: means GOLD RESERVE or the Affiliate of GOLD RESERVE designated by it to hold shares in the Mixed Company, if the latter is incorporated.

Special Tax Regime Decree: has the meaning assigned to it in Clause 2.3(a) of this Agreement.

Third Payment: has the meaning assigned to it in Clause 2.2(b) of this Agreement.

Transfer Decree: has the meaning assigned to it in Clause 2.3(d) of this Agreement.

CLAUSE 2

PAYMENTS,TEMPORARY SUSPENSION OF THE AWARD,MIXED COMPANY

2.1 Temporary Suspension of the Enforcement of the Award

GOLD RESERVE shall temporarily refrain from enforcing the Award, and the REPUBLIC shall temporarily refrain from appeals of the judicial recognition and enforcement of the Award and refrain from seeking the annulment of the Award, through the proceedings listed in Annex I upon GOLD RESERVE duly and fully receiving the First Payment that forms part of the Integral Payment referred to in Clause 2.2(a). More specifically, but without limitation, the PARTIES have jointly requested that the Cour d'appel de Paris postpone its pending judgment on annulment currently scheduled to be issued on June 14, 2016, and the PARTIES shall jointly request immediately after execution of this Agreement, and in any event by no later than two weeks before the next scheduled date for the issuance of the pending judgment (the "Postponed Judgment Date") that the Cour d'appel de Paris postpone its pending judgment on annulment until the last day of the Arbitration Closing Period given the deadline of December 31, 2016 for the Second Payment. GOLD RESERVE shall inform the court within five (5) Days after the term provided in Clause 2.2(a) in this Agreement, whether the Second Payment under this Agreement has been received before January 01, 2017 and, accordingly, whether the PARTIES shall request a withdrawal of the proceedings. For greater certainty, in case the Cour d'appel de Paris postpones its pending judgment on annulment to a date earlier than the last day of the Arbitration Closing Period, the Parties shall jointly request, at least two weeks in advance of the Postponed Judgment Date, that the Cour d'appel de Paris further postpone its pending judgment on annulment until the last day of the Arbitration Closing Period. The Parties shall repeat this step, if necessary, until the postponement for the entire Arbitration Closing Period is achieved, unless the Settlement Agreement is terminated earlier for reason of non-payment or otherwise. In this sense, the PARTIES agree to request the Cour d'appel de Paris (in one or more requests, if necessary) to suspend the proceeding until the last day of the Arbitration Closing Period. In case the Cour d'appel de Paris refuses to postpone its pending judgment, the Parties shall jointly request a temporary withdrawal of the proceedings until the last day of the Arbitration Closing Period, unless the Settlement Agreement is terminated earlier for reason of non-payment or otherwise. The enforcement proceedings and the annulment proceedings listed in Annex I may be pursued by GOLD RESERVE and the REPUBLIC, respectively, without further notice in case the Second Payment is not received before January 01, 2017, or in case of termination or annulment of this Agreement, for any reason, prior to such date.

2.2 Payment to Gold Reserve

(a)        Payment of the Award: In compliance with the Award, the REPUBLIC agrees to pay GOLD RESERVE seven hundred and sixty nine million six hundred and eighty one thousand eight hundred and twenty three dollars of the United States of America (US$ 769,681,823), which corresponds to the amount determined by the Award, including interest accrued only up until February 24, 2016 (date in which the PARTIES entered into the MEMORANDUM) as a concession granted by GOLD RESERVE to the REPUBLIC. This payment shall be made to GOLD RESERVE using resources from the financing to be obtained by the REPUBLIC for such purposes. Once the resources for the payment are obtained, such payment shall be made as follows: a first initial payment of six hundred million dollars of the United States of America (US$ 600,000,000) (the "First Payment") on or before October 31, 2016, and a second payment of one hundred and sixty nine million six hundred and eighty one thousand eight hundred and twenty three dollars of the United States of America (US$ 169,681,823) (the "Second Payment") on or before December 31, 2016. The First Payment, together with the Second Payment, herein defined as the "Integral Payment"). If the First and Second Payments are not made by the REPUBLIC, and received by GOLD RESERVE, within the term set forth in this paragraph, GOLD RESERVE may at its sole discretion, unilaterally terminate this Agreement for which it must notify the REPUBLIC in writing its intention to terminate this

Agreement, without requiring a court ruling or any decision from any judicial authority, and without any liability resulting to GOLD RESERVE.

The PARTIES agree to suspend the computation of interest over the amount of the Second Payment from February 24, 2016 (date in which the PARTIES executed MEMORANDUM), provided that GOLD RESERVE receives the Second Payment before January 01, 2017. If GOLD RESERVE does not receive the Second Payment on time, interest on the Second Payment will be computed and owed until full payment of the Second Payment, as if no suspension on the computation of interest had ever taken place.

Without prejudice of anything provided in this Agreement, the REPUBLIC will use the proceeds from any financing it closes after the execution of this Agreement, to pay GOLD RESERVE the amounts owed under this Agreement in preference to any other creditor.

(b)       Payment for the Mining Data: The REPUBLIC agrees to pay GOLD RESERVE as consideration for the Mining Data an amount of two hundred and forty million dollars of the United States of America (US$ 240.000,000) on or before the following dates: (i) fifty million dollars of the United States of America (US$ 50,000,000) on or before October 31, 2016; (ii) fifty million dollars of the United States of America (US$ 50,000,000) on or before January 31, 2017; (iii) fifty million dollars of the United States of America (US$ 50,000,000) on or before April30, 2017; (iv) fifty million dollars of the United States of America (US$ 50,000,000) on or before July 31, 2017; and (v) forty million dollars of the United States of America (US$ 40,000,000) on or before October 31, 2017 (each payment a "Tranche Payment" and all the Tranche Payments jointly, the "Third Payment").

(c)        Exclusive license for the Mixed Company to use the Mining Data: Immediately after GOLD RESERVE transfers the Mining Data to the REPUBLIC, the REPUBLIC will grant to the Mixed Company, for the duration of such Mixed Company, an exclusive license, free of charge, to use the Mining Data (including any and all rights to the Mining Data, without any reservation whatsoever). The REPUBLIC will not, at any given time, transfer any right or interest in the Mining Data to any party other than to the Mixed Company. Likewise, the REPUBLIC will also transfer to the Mixed Company any other data related to the Delimited Areas that is already possessed by the REPUBLIC, under the same terms and conditions established in the exclusive license, free of charge, for the use of the Mining Data.

GOLD RESERVE will transfer to the Mixed Company, in the same terms and conditions set forth in this Clause for the granting of the license for using the Mining Data, the rights to use the business plan of the Mining Project, which it prepared at its own expense.

(d)        Currency of Payments: All payments of the REPUBLIC under this Agreement shall be made solely and exclusively in dollars of the United States of America as the exclusive payment currency, through a banking wire transfer of funds immediately available to the Bank Account, without offset or deduction whatsoever due to taxes, fees, encumbrances, banking commissions or other charges, free from any burden, lien or encumbrance of any kind.

2.3 Agreement for the Incorporation and Administration of the Mixed Company

(a)        Provided that: (i) the REPUBLIC has duly and fully made, and GOLD RESERVE has fully received, the First Payment; (ii) the Ministry Resolution in accordance to article 16 of the Organic Gold law, the Creation Decree and the Delimited Area Resolution are published in the Official Gazette in accordance with the drafts attached hereto as Annexes II, III and VI; and (iii) the Incentives Regime is enacted, which includes, but is not limited to, publishing in the Official Gazette the Decree dictating the special tax regime applicable to mining mixed companies (the "Special Tax Regime Decree") in accordance with the template attached hereto as Annex XII: then the Parties will promptly and within fifteen (15) Days counted from the date when all the conditions in this Clause 2.3 (a) are finally met (the "Incorporation Period"), enter into the Incorporation Agreement pursuant to the template attached as Annex VII;

(b)        The REPUBLIC shall ensure that prior to the Incorporation Period, in compliance with the provisions of Article 16 of the Organic Gold Law, the National Executive Branch, through the Ministry, shall have approved and published in the Official Gazette the terms and conditions governing the Mixed Company that will develop the activities pursuant to this Agreement (hereinafter the "Ministry Resolution") according to the template attached hereto as Annex II, and that the Decree designating copper and silver, in addition to gold, as strategic minerals of the Mining Project (the "Decree Designating Strategic Minerals") is issued according to the template attached as Annex X.

(c)        The REPUBLIC shall ensure that prior to the Incorporation Period, the National Executive Branch, pursuant to the provisions of Articles 16 and 46 of Decree N° 1.424 with Rank, Value and Force of Organic Law for the Public Administration dated November 17, 2014, published in the Official Gazette N° 6.147 Extraordinary dated November 17 2014, must have published a decree whereby it authorizes the creation of the Mixed Company (the "Creation Decree") according to the template attached hereto as Annex III, which shall perform its activities in accordance with the Organic Gold Law.

(d)        The REPUBLIC shall ensure that immediately after the Mixed Company is incorporated:(i) the National Executive Branch, pursuant to the provisions of Article 21 of the Organic Gold Law, shall have published in the Official Gazette a Decree completely transferring to the Mixed Company the activities reserved under the Organic Gold Law (the "Transfer Decree") according to the template attached hereto as Annex IV; and (ii) the Central Bank of Venezuela, pursuant to the provisions of Article 31 the Organic Gold Law, shall have published in the Official Gazette a resolution authorizing the Mixed Company to export offshore Venezuela concentrate containing gold and copper, and doré containing gold and silver and other strategic minerals extracted in the Delimited Areas, and to further sell and deliver gold, copper, silver and other strategic minerals to entities other than the Central Bank of Venezuela during the life of the Mining Project (the "CBV Resolution")according to the template attached hereto as Annex V.

(e)       The REPUBLIC shall ensure that prior to the Incorporation Period, in compliance with Article 20 of the Organic Gold Law, the Ministry shall have delimited the following geographic areas in 88 kilometer, Sifontes Municipality, State of Bolivar, Venezuela, in the closed polygon which Universal Transversal Mercator (UTM) coordinates are the following (the "Delimited Areas") and in which the Mixed Company will develop the Mining Project, through a Resolution to be published in the Official Gazette according to the template attached hereto as Annex VI (the "Delimited Area Resolution"):

Point	East(UTM)	North (UTM)
1	663273.418	689184.268	(NO corner Cristina 7)
2	668271.235	689198.703
3	669280	689540
4	673340	689540
5	673284	685280
6	673284	680000
7	674500	678000
8	674500	668972.5	(SE corner Barbara + 500m East)
9	664925	668972.5
10	664925	685186.8661
11	663273.418	685186.8661

The aforementioned areas may be adjusted in case that such do not correspond to the proper use required for mining activities in accordance to the special administration regime provision applicable to the areas ("ABRAE" according to its acronym in Spanish) and the law.

(f)       The estimated capital cost of the Mining Project is two billion one hundred and forty million dollars of the United States of America (US$ 2,140,000,000) (including working capital in year 5) with estimated annual expenditures per year, counted from the date of incorporation of the Mixed Company, of:

•	Year 1 US$ 110,223,000
•	Year 2 US$ 815,737,000
•	Year 3 US$ 515,000,000
•	Year 4 US$ 439,600,000
•	Year 5 US$ 259,440,000

Both the REPUBLIC and GOLD RESERVE will work together to formalize the financing required by the Mixed Company to cover the aforementioned capital costs, it being understood that passives resulting from such financing shall be assumed by the Mixed Company without prejudice that the shareholders grant guarantees in proportion to their participation in the capital stock of the Mixed Company in order to secure such financing. In any event, the REPUBLIC will advance one hundred ten million two hundred twenty three thousand dollars of the United States of America (US$ 110.223,000) to the Mixed Company in the form of a share premium in the name of Shareholder A to facilitate the early startup of the pre-operation and construction activities in terms that are approved by both PARTIES. The PARTIES will aim to cover the financial needs of the Mixed Company with the use of project financing, development agency, equipment manufacturer, offtake and smelter financings.

2.4 Incorporation of the Mixed Company

(a)       Provided that the Incorporation Agreement is entered into, Shareholder A shall incorporate the Mixed Company through the Articles of Incorporation and By-laws and shall transfer to Shareholder B a number of shares in the Mixed Company representing forty-five percent (45%) of the issued and outstanding capital stock of the Mixed Company, which shares shall be converted into class B shares at the time of their transfer and assignment to Shareholder B. After the aforementioned transfer is completed, the shareholders of the Mixed Company will have the following number and class of shares and participation:

State-owned Company: 550 Class A shares with a par value of one thousand Bolivars (Bs. 1,000) each, fully paid and subscribed, which participation represents 55% of the social capital of the Mixed Company.

Minority Shareholder: 450 Class B shares with a par value of one thousand Bolivars (Bs. 1.000) each, fully paid and subscribed, which participation represents 45% of the social capital of the Mixed Company.

(b)        The Mixed Company shall be registered with Sole Mining Registry according to Articles 10(2) and 41 of the Organic Gold Law.

(c)       The Mixed Company shall develop the Mining Project and carry out primary activities provided in the Organic Gold Law, in the Delimited Areas. Shareholder B will run and operate the Mixed Company and the Mining Project.

(d)        Due to the inexistence of companies providing processing and smelter services in Venezuela for the minerals subject of the Mining Project, the Mixed Company will ship outside of Venezuela concentrate containing gold and copper and doré contenting gold and silver and other strategic minerals, extracted from the Delimited Areas, for further processing in smelter and refinery facilities abroad to produce gold, copper, silver and other strategic minerals which will then be sold abroad by the Mixed Company to third parties (see Annex V). The Mixed Company will keep in a bank account offshore, in dollars of the United States of America, all proceeds from the aforementioned transactions, except for: (i) the minimum amounts that are required for taxes and operating expenses, and (ii) amounts required for capital increases approved by the shareholders and that may be required from time to time to comply with the provisions in the Commercial Code of Venezuela related to capital impairment; which amounts (i) and (ii) may be converted into Bolivars from time to time at the highest foreign exchange rate possible on the date of each particular transaction.

All other payments required in foreign currency shall be made by the Mixed Company in dollars of the United States of America from the aforementioned bank account (see Annex XI), including but not limited to, any payments to: (x) GOLD RESERVE and/or its Affiliates related to services (fees and costs) rendered to the Mixed Company under the EPCM Contract or any other service or contract; (y) the shareholders, for any distributions (including dividends, capital redemptions and/ or repayment of premiums); and (z) financing institutions to which debts are owed in foreign currency, including debts assumed by the Mixed Company as a result of the financing referred to in Clause 2.3(f) of this Agreement. The Mixed Company will pay its shareholders annually, in cash, and in dollars of the United States of America the maximum possible sum of dividends, avoiding to retain funds unnecessarily.

(e)       The REPUBLIC ensures that the Minority Shareholder's participation in the Mixed Company will be fully registered as a foreign investment with the corresponding foreign investment authorities.

(f)       Social Contribution: The PARTIES undertake to have the operations of the Mixed Company comply at all times with national and international standards for environmental protection and corporate social responsibility, in the terms that the PARTIES may agree upon.

(g)       Incentives Regime: The REPUBLIC ensures that the Mixed Company shall enjoy the regime of tax and fiscal incentives determined through instruments that develop on the provisions of Decree N° 2.248 through which the "Orinoco Mining Arc" Strategic Development Area is created, published in Official Gazette N° 40.855 of February 24, 2016 (creation of a special custom for the imports and exports of the Mixed Company, the exemption of taxes and other customs fees, and any other fiscal benefits applicable under the creation decree, including the simplification of the formalities for obtaining export permits) as well as the following:

(1)	Exemption of the Valued Added Tax caused by the acquisition and importation of capital goods and services required in connection with the operations of the Mixed Company;
(2)	Application of maximum Income Tax rates deriving from the activities of the Mixed Company, which shall be applied progressively, in the manner indicated below, for the estimate duration of the Mining Project pursuant to the Special Tax Regime Decree attached hereto as Annex XII, including the remaining terms of such Decree as to the calculation, currency for calculation and payment, and discounts related to Income Tax:

(A) From 2016 until 2020, the maximum applicable rate shall be fourteen percent (14%);

(B) From 2021 until 2025, the maximum applicable rate shall be nineteen percent (19%);

(C) From 2026 until 2030, the maximum applicable rate shall be twenty four percent (24%);

(D) From 2031 until 2035, the maximum applicable rate shall be twenty nine percent (29%);

(E) From 2036 onwards, the maximum applicable rate shall be thirty four (34%);

(3) Exoneration of the stamp tax in the incorporation and successive capital increases of the Mixed Company;

(4) Non-applicability of municipal taxes to the Mixed Company;

(5)	A royalty calculated as follows:

(A) For the first ten (10) years of production, the royalty shall be five percent (5%) of the Net Smelter Returns on gold, copper, silver and any other strategic minerals;

(B) For the ten (10) years of production following the period established in paragraph (A) above, the royalty shall be six percent (6%) of the Net Smelter Returns on gold, copper, silver and any other strategic minerals; and

(C) For the ten (10) years of production following the period established in paragraph (B) above, the royalty shall be seven percent (7%) of the Net Smelter Returns on gold, copper, silver and any other strategic minerals.

All the above fiscal and tax incentives, the "Incentives Regime".

(h)       Contracts to be signed by the Mixed Company: Immediately after the incorporation of the Mixed Company, the REPUBLIC and/or the PARTIES and/or the State-owned Company and/or the Minority Shareholder, as applicable, shall enter into the following agreements related to the Mining Project, or shall manage the proceedings indicated below:

(1)	Data and Technology Transfer Agreement: Provided that the REPUBLIC has timely and duly and fully made (in total), and GOLD RESERVE has fully received, the Third Payment (in total), the REPUBLIC and Gold RESERVE will enter into a Data and Technology Transfer Agreement to help the REPUBLIC transfer the Mining Data to the Mixed Company (the "Data and Technology Transfer Agreement"); and
(2)	EPCM and Technical Services: Due to the technical knowledge and expertise in the subject, GOLD RESERVE, directly or through one or more of its Affiliates, directly or by subcontract, will enter with the Mixed Company into an engineering, procurement, construction and management services contract and other technical services for the Mining Project that will be provided by the former to the latter, for a fee of five percent (5%) over all costs of construction and development of the Mining Project, based upon third party contracts and invoices including direct costs incurred by GOLD RESERVE and/or its Affiliates and subsequently billed to the Mixed Company, and thereafter, for a fee of five percent (5%) over operating costs during operations (the "EPCM Contract").

(i)       Distribution of Profits based on Gold Prices: The participation of Shareholder A and Shareholder B during the three months, six months, nine months and twelve months or yearly net profits of the Mixed Company as expressed in the Mixed Company's appropriate Profit and Loss Statement ("Net Profits"), will be determined in accordance with the prices of gold as follows:

(1)	Price of Gold equal to or below US$ 1,600 per troy ounce: On each Net Smelter Return (NSR) sale of gold where the purchase sale price is equal to or less than one thousand six hundred dollars of the United States of America (US$ 1,600.00) per troy ounce, Shareholder A will have a participation of fifty-five percent (55%) and Shareholder B will have a participation of forty-five percent (45%).
(2)	Price of Gold equal to or above US$ 1,600.01 per troy ounce: On each Net Smelter Return (NSR) sale of gold where the purchase sale price is equal to or above than one thousand six hundred dollars of the United States of America and one cent (US$ 1,650.01) per troy ounce. Shareholder A will have a participation of fifty-five percent (55%) over the first one thousand six hundred dollars of the United States of America (US$ 1,600.00) per troy ounce and a participation of seventy percent (70%) over any amount above one thousand six hundred dollars of the United States of America (US$ 1,600). Shareholder B will have a participation of forty-five percent (45%) over the first one thousand six hundred dollars of the United States of America (US$ 1,600.00) per troy ounce and a participation of thirty percent (30%) over any amount above one thousand six hundred dollars of the United States of America (US$ 1,600) per troy ounce.
(3)	The Mixed Company will prepare a statement at the end of each three months, six months, nine months and at the end of each twelve months or year (herein the "Three Months, Six Months, Nine Months and Twelve Months" or separately each period, the "Period") with each gold transaction completed during the period and the participation of each shareholder on each transaction. The corresponding participation of Shareholder A and Shareholder B on each individual transaction will be added-up at the end each period of the year to produce a total participation for each shareholder

("Shareholder A Participation on Gold Transactions" and "Shareholder B Participation on Gold Transactions"). The Shareholder A Participation on Gold Transactions and the Shareholder B Participation on Gold Transactions will added-up to determine the total of each period's shareholder participation on gold transactions pool ("Total Shareholder Participation on Gold Transactions Pool").The Mixed Company will also prepare financial statements for three months, six months, nine months and annually (twelve months), showing Shareholder A's and Shareholder B's cumulative participation.

(4)	The participation of Shareholder A and Shareholder B in the Net Profits of the Mixed Company will be calculated as follows:

Shareholder A: (Shareholder A Participation on Gold Transactions / Total Shareholder Participation on Gold Transactions Pool) * Net Profits.

Shareholder B: (Shareholder B Participation on Gold Transactions / Total Shareholder Participation on Gold Transactions Pool)* Net Profits.

For clarity and as a way of example, Annex XIII includes an exercise calculating the Shareholder A and Shareholder B participation in the Mixed Company's Net Profits in a hypothetical scenario.

(5)	The Mixed Company will distribute, by way of dividends, the Net Profits to Shareholder A and Shareholder B every year that they are produced, in accordance with all the terms and conditions provided for in Clause 2.4(d), including but not limited to the requirement that they be paid in dollars of the United States of America only, and from the Mixed Company's bank account offshore.

CLAUSE 3

ARBITRATION CLOSING, DROP DEAD DATE, CONDITION PRECEDENT

3.1 Arbitration Closing Period

Within the Arbitration Closing Period, provided that the REPUBLIC has timely and duly and fully made, and GOLD RESERVE has fully received, the First Payment and the Second Payment, GOLD RESERVE and the REPUBLIC shall carry out the acts indicated as follows:

(a)

(i)	GOLD RESERVE shall finally waive the enforcement of the Award in any jurisdiction, including the enforcement of the decisions homologating or confirming the Award, as well as to file legal actions, exequatur requests, judicial enforcement measures, freezing measures, discovery and any other judicial action related to the Award in any part of the world (the "Award Waiver"). For the avoidance of doubt, the PARTIES hereby agree that no waiver of the right of GOLD RESERVE to enforce and collect any additional amount not paid from the Award shall take place until GOLD RESERVE expressly waives in writing such right in accordance with this Clause 3.1(a)(i).
(ii)	In view of the Award Waiver, GOLD RESERVE shall implement the Award Waiver through the relevant letters mentioned in Clause 3.1(b) below. Likewise, simultaneously with the execution of the letters related to the Award Waiver, GOLD RESERVE shall destroy all the information previously obtained by GOLD RESERVE pursuant to 28 U.S.C. § 1782 in respect of the procedure for the enforcement of the award before the U.S. District Court for the District of Columbia. Therefore the PARTIES acknowledge and agree that once the REPUBLIC has timely and duly and fully made, and GOLD RESERVE expressly confirms in writing that it has duly and fully received, the First Payment and the Second Payment, the Award shall not be an enforceable title for the PARTIES.

(b) The PARTIES shall jointly (i) request the withdrawal of the proceeding before the Cour d'appel de Paris listed in Annex I for France; and (ii) deliver to the other courts listed in Annex I the duly signed letters through which the PARTIES jointly and irrevocably waive the procedures commenced in connection with the enforcement of the Award, including all appeals in connection with the judicial recognition and enforcement of the Award. Templates for the above-mentioned request and letters are attached hereto as Annex IX.

3.2 Mixed Company Drop Dead Date

If, for any reason, by December 31, 2016, the Mixed Company has not yet been incorporated or the Transfer Decree has not been published in the Official Gazette (the "Mixed Company Drop Dead Date"), then GOLD RESERVE may, at is sole discretion, end its participation in the Mining Project by written termination notice to the REPUBLIC, without requiring a court ruling or any decision from any judicial authority, and without any liability resulting for GOLD RESERVE due to such decision. In such a case: (i) the Shareholder B shall also be entitled, at is sole discretion, to end its participation in the Mixed Company and unilaterally terminate the Incorporation Agreement by written termination notice to Shareholder A, without requiring any court ruling or decision from any judicial authority, and without any liability resulting for Shareholder B due to such termination; and (ii) the Affiliates of GOLD RESERVE that may have entered into any agreement in connection with the Mining Project shall also be entitled, at their sole discretion, to unilaterally terminate such agreements by written termination notice to the corresponding counterparts, without requiring a court ruling or any decision from any judicial authority, and without any liability resulting for such Affiliates due to such termination. For the avoidance of doubt, the decision to not participate in the Mining Project under this Clause 3.2 will not affect the rights and obligations of the PARTIES before the termination date, including, but not limited to, payment for the Mining Data by the REPUBLIC.

3.3 Condition precedent

The PARTIES expressly declare that this Agreement is subject to the condition precedent according to which the REPUBLIC duly and fully makes the First Payment to GOLD RESERVE and the latter fully receives the First Payment in accordance with this Agreement. For this reason the Agreement shall have no effect as long as the aforementioned condition precedent is unfulfilled. If the aforementioned conditions precedent is not complied according to the term of this Agreement, this Agreement shall be automatically terminated, without ab initio effect, without the need for any court ruling or judicial intervention whatsoever, thus the proceedings for the annulment and enforcement of the Award will continue and the PARTIES will have the same rights that corresponded to them prior to the execution of this Agreement as if the same was never executed, and none of the terms, conditions and representations included in this Agreement may be used against any of them.

3.4 Legal Costs and Expenses and actions for the annulment and enforcement of the Award

GOLD RESERVE and the REPUBLIC have agreed that each one of them shall cover their own legal costs and expenses, as well as the costs and expenses incurred by each one of them in the annulment proceedings in Paris, French Republic and enforcement proceedings in Luxembourg City, Grand Duchy of Luxembourg, Washington D.C., United States of America and London, England, up until the date of termination of the same.

3.5 Claim Waiver

Once the Integral Payment is verified, GOLD RESERVE will waive, on its own behalf and on behalf or representation of its Affiliates, irrevocably and without further act or instrument, to each and any claims of any nature whatsoever it has or may have against the REPUBLIC or any related party of the REPUBLIC in connection with the GOLD RESERVE Business, upon termination and/or extinction of the same, to the former concessions subject of such proceedings or to the any other matter related to these aspects, including, without limitations, claims made in the Arbitration, except for any claim GOLD RESERVE and/or its Affiliates may have due to the REPUBLIC's non-compliance with its obligations, representations or warranties provided in this Agreement.

3.6 Indemnity

The REPUBLIC agrees to indemnify, hold harmless and immediately reimburse (solely and exclusively in dollars of the United States of America) GOLD RESERVE and its Affiliates, their corresponding shareholders, officers, directors, employees, agents and representatives, for all losses, damages, claims or liabilities of any nature that they may suffer or incur and that result from, or relate to, any claim or legal, arbitral or administrative procedure, or procedure of any other nature, that is filed, maintained or promoted by the REPUBLIC or by any third party in connection with the Mining Project, the Delimited Areas and the execution of this Agreement that may be notified to or filed against GOLD RESERVE and/or its Affiliates, their corresponding shareholders, officers, directors, employees, agents and representatives after the execution of this Agreement, including claims by third parties on the basis of alleged rights on the Delimited Areas or in similar mining activities.

On the other hand, GOLD RESERVE is obliged to indemnify the REPUBLIC and hold it harmless for all losses, damages, liabilities or claims of any nature incurred or suffered by the REPUBLIC, to the extent the same arise from or relate to any claim or judicial, arbitration, or administrative proceedings or of any other nature related to the GOLD RESERVE Business, provided that: (x) such claims or legal, arbitration, or administrative proceedings or of any other nature are filed by GOLD RESERVE after receiving the Integral Payment, or (y) in case that the same were filed by GOLD RESERVE prior to the date in which it received the Integral Payment, the same were sustained in contradiction of the representation made by GOLD RESERVE in Clause 5.3 of this Agreement

CLAUSE 4

COOPERATION

The PARTIES agree to cooperate and make their best efforts to execute and/or deliver all those documents or instruments or to carry out any other act reasonably required by the other PARTY to fully comply with the obligations undertaken under this Agreement.

CLAUSE 5

REPRESENTATIONS AND WARRANTIES BY GOLD RESERVE

GOLD RESERVE warrants the REPUBLIC that the following representations and warranties are true and correct as of the date of this Agreement:

5.1 Incorporation and Authority

GOLD RESERVE is a company duly incorporated and existing under the laws of Barbados, and has all corporate powers and authority necessary for the execution of this Agreement and to comply with its obligations pursuant to the same. This Agreement is a legally valid obligation and binding upon GOLD RESERVE. No consent of a third party is required for the execution and compliance of this Agreement except for the consent or authorization required from third parties that hold guarantee rights over GOLD RESERVE's assets, including the Mining Data. GOLD RESERVE has the authority and power to obligate the GOLD RESERVE Affiliates and act on behalf of them. The execution and compliance of this Agreement by GOLD RESERVE do not constitute a violation or non-compliance of any: (i) articles of incorporation of GOLD RESERVE; or (ii) as per GOLD RESERVE's knowledge, of the laws applicable to GOLD RESERVE.

5.2 Inexistence of Pending Proceedings in connection with the GOLD RESERVE Business

Except for the Arbitration and the proceedings indicated in the list attached hereto as Annex I there is no trial, judicial, arbitration, administrative proceeding or of any other nature related to claims regarding the GOLD RESERVE Business and the termination and/or extinction of the same, promoted or sustained by (or, to the best of GOLD RESERVE's knowledge, against) GOLD RESERVE and its Affiliates.

5.3 Inexistence of Credits for Services

Once GOLD RESERVE receives the First Payment and Second Payment, GOLD RESERVE shall have no credits or collection rights for fees payable for services rendered by GOLD RESERVE as part of the GOLD RESERVE Business, whether the same are billed or not, with the REPUBLIC or any party related to the REPUBLIC.

5.4 Inexistence of Certain Legal Situations

GOLD RESERVE is not under any insolvency proceeding due to possible fraud or damage to creditors or to any other reason under any applicable law, that could affect the validity of obligations undertaken under this Agreement.

5.5 Rights of Third-Parties

GOLD RESERVE declares that it does not have knowledge of the existence of third-party claims in connection with the GOLD RESERVE Business.

5.6 Waiver of Claims by GOLD RESERVE Affiliates

Once GOLD RESERVE receives the Integral Payment, it shall be understood that the GOLD RESERVE Affiliates (including for more clarity Gold Reserve Inc., GOLD RESERVE CORPORATION, GOLD RESERVE DE BARBADOS LTD, GOLD RESERVE DE VENEZUELA, COMPANIA AURIFERA BRISAS DEL CUYUNI, GR EL CHOCO LIMITED, GRI MINERALES EL CHOCO, C.A., MONTORO MINING LTD, MINERA GOLD RESERVE, S.A. DE C.V. y COMPANIA MINERA UNICORNIO C.A.) waive all claims against the REPUBLIC in connection with the GOLD RESERVE Business.

CLAUSE 6

REPRESENTATIONS AND WARRANTIES FROM THE REPUBLIC

The REPUBLIC represents and warrants to GOLD RESERVE that the following representations and warranties are true and correct of the date of this Agreement.

6.1 Incorporation and Authority; Absence of Conflicts

The REPUBLIC is a sovereign State and, thus, it has sufficient powers and authority to execute this Agreement and comply with its obligations under the same. This Agreement constitutes a valid legal obligation binding upon the REPUBLIC and enforceable against the REPUBLIC according to its terms. The execution and compliance of this Agreement has been validly and duly authorized by all necessary bodies, agencies and entities. The execution and compliance of this Agreement by the REPUBLIC: (i) do not constitute a violation of or non-compliance with the Constitution of the REPUBLIC or laws applicable to the REPUBLIC, nor will give rise to the termination or early enforcement of any obligations; and (ii) has been validly and duly authorized by all necessary corporate, regulatory and administrative bodies. This Agreement has been duly and validly entered into by the REPUBLIC in accordance with Venezuelan law and constitutes a valid legal obligation binding upon the REPUBLIC and enforceable against it on its terms. The REPUBLIC has not assigned or transferred, neither totally nor partially, any of its rights.

CLAUSE 7

DISPUTE RESOLUTION

Any dispute, claim, complaint, controversy and/or difference arising under, related to or resulting from this Agreement, including tort claims, or deriving from its interpretation, termination or invalidity, (a "Dispute"), shall be settled exclusively, definitively and solely through arbitration, to be conducted in the city of Washington D.C., United States of America, under the Rules of Arbitration of the International Chamber of Commerce. Upon executing this Agreement, the PARTIES acknowledge their express and unequivocal intent to exclude any Disputes from the jurisdiction of ordinary courts and the REPUBLIC acknowledges its express and unequivocal intent to waive sovereign immunity protection in relation to the jurisdiction of the arbitral tribunal and of any court of competent jurisdiction asked to enforce any award arising from the arbitration. The arbitral tribunal shall consist of three (3) arbitrators and the arbitration shall be conducted in the English language. The arbitration award, which shall be in writing, shall be final and binding upon the PARTIES.

CLAUSE 8

GENERAL PROVISIONS

8.1 Fees and Expenses

The Party incurring in fees or expenses related to the preparation, negotiation, elaboration or execution of this Agreement shall pay and bear them, and the REPUBLIC shall not cover GOLD RESERVE's fees or expenses, nor GOLD RESERVE shall cover the REPUBLIC's fees and expenses.

8.2 Notifications

All notifications and other communications to be delivered in connection with this Agreement shall be in writing, shall be delivered through courier requiring acknowledgement receipt, and shall have effect upon their receipt by the recipient in the addresses indicated below, as indicated in such acknowledgement receipt. Any PARTY may, by written notice to the other PARTY, designate a new address to which notices to said PARTY may be sent.

If to the REPUBLIC:

Attorney General of the Republic

Address: Av. Los llustres, cruce con Calle Francisco Lazo

Martí

Edificio Procuraduría General de la República,

Urbanización Santa Mónica, Caracas

Bolivarian Republic of Venezuela

Attention: Reinaldo Muñoz Pedroza

Telephone:+ 58 212 509 30 19

E-mail: RMUNOZ@PGR.GOB.VE

Title: Attorney General of the Republic

Copied to:

Ministry of the Popular Power for Ecological Mining Development:

Address: Av. Libertador, Complejo MPPM-PDVSA, Torre

Oeste, Piso 7.

Urbanización La Campiña

Apartado Postal 169 Caracas 1010 -A

República Bolivariana de Venezuela

Attention: Roberto I. Mirabal Acosta

Telephone:+ 58 4165391815

Email: RMIRABAL.MMPPDME@GMAIL.COM

Title: Minister of the People's Power for Ecological Mining Development

If to GOLD RESERVE:

GOLD RESERVE

Address: 926 W Sprague Avenue, Suite 200

Spokane, Washington

United States of America. 99201

Attention: Alexander Douglas Belanger

Telephone:1 509 623 1500

E-mail: DBELANGER@GOLDRESERVEINC.COM

Title: President

8.3 Assignments

Except as expressly permitted by this Agreement, the PARTIES understand that they may not assign their rights AND obligations under this Agreement, nor their contractual position, to any Affiliate, subsidiary, or third party whatsoever without prior consent of the other PARTY.

8.4 No Admission of Responsibility

The PARTIES understand and agree that all payments and procedures established in this Agreement aim at the compromise and settlement of all Claims subject matter of this Agreement, so that further uncertainty, litigation expenses and costs are avoided.

8.5 Entire Agreement

This Agreement contains the entire understanding between the PARTIES about settlement of the Claims, and also substitutes and replaces all verbal negotiations, discussions, representations, proposed agreements and agreements related to the settlement of the Claims, the GOLD RESERVE Business, the Mixed Company and the Mining Project, including without limitation the MEMORANDUM signed by the PARTIES on February 24, 2016.

8.6 Applicable Law

The interpretation, validity and compliance of this Agreement shall be governed by the laws of the Bolivarian Republic of Venezuela.

8.7 Confidentiality

Except as permitted or required by this Agreement, the terms of this Agreement and the content of all negotiations related to the same (but not the fact that the PARTIES subscribed this Agreement) shall be kept confidential by each PARTY and their corresponding advisors, who shall not disclose or reveal to any third party, including without limitation the arbitration tribunal issuing the Award, ICSID, the French, Luxemburgish, British or North American jurisdictions or any other jurisdictions, without prior written consent by the other PARTIES, except:

(a)       Auditors, legal, financial and tax advisors, consultants and banks of each Party, under conditions that preserve the confidentiality of the terms of the Agreement and the content of the negotiations related thereto.

(b)       To the extent such disclosure or revelation is required by applicable laws or regulations, or in any legal proceeding (having previously requested for confidential treatment to the extent the same were allowed by the given court, authority or tribunal), or in compliance with or in response to an order issued by a competent court, tribunal or government authority; or

(c)       To the extent such disclosure or revelation is necessary for the purposes of implementing or performing this Agreement, provided that the best efforts are carried out to request the application of conditions that preserve the confidentiality of the terms of the Agreement and the content of the negotiations related thereto.

8.8 Language of the Agreement

This Agreement is drafted in Spanish and English. In case of doubt over the terms or in case of differences as to interpretation between one version and another, the Spanish version shall prevail over the English version.

8.9 Validity; Severability

If at any moment from the date of this Agreement, any of its provisions were considered illegal, null or unenforceable by a competent court, such provision shall have no effect, yet the illegality or unenforceability of such provision shall not affect the binding character of any other provisions of this Agreement, in the understanding that, however, in case that Clause 2 were considered illegal, null or unenforceable totally or partially, by any competent court, then, all the remaining provisions of this Agreement shall be considered null and void and without legal effect, without the need of a court ruling or any decision from a judicial authority, and the PARTIES shall go back to the position in which they would be if this Agreement were not executed, having the same rights that corresponded to them prior to the execution of this Agreement, and the terms, conditions and representations included in this Agreement may not be used against them.

Notwithstanding what is provided in the first paragraph of this Clause 8.9, including the case where Clause 2 were considered illegal, null or unenforceable, totally or partially, by any competent court: (i) each of the First Payment and the Second Payment, once duly made by the REPUBLIC and received by GOLD RESERVE, will be considered final and not subject to restitution or return on the date any such payment is made. GOLD RESERVE undertakes to formally notify ICSID and all relevant jurisdictions of any such payments; and (ii) the Third Payment (total or partial), once duly made by the REPUBLIC and received by GOLD RESERVE, will be considered final and not subject to restitution or return whatsoever after the date on which GOLD RESERVE begins transferring the Mining Data to the REPUBLIC.

8.10 Modification

This Agreement can only be modified by written agreement signed by the PARTIES.

IN WITNESS WHEREOF, the PARTIES enter into this Agreement through their respective duly authorized representatives on the date indicated above.

Jośe lgnacio Moreno

GR MINING (BARBADOS) INC.

By the BOLIVARIAN REPUBLIC VENEZUELA

Reinaldo Enrique Muñoz Pedroza Roberto Ignacio Mirabal Acosta

Attorney General of the Republic (E) Minister of the People's Power for

Ecological Mining Development

GOLD RESERVE INC., a company duly incorporated and pursuant to the laws of the Province of Alberta, Canada, hereby acknowledges and declares that it totally agrees with the obligations, terms and conditions mentioned above, including the waivers related to the Award and the Claims, and it agrees to comply with them, as applicable, in accordance with the terms and conditions of this Agreement.

Signed in agreement

by GOLD RESERVE INC. by GOLD RESERVE INC. by GOLD RESERVE INC.

Alexander Belanger Rockne J. Timm James Coleman

President Executive Officer, Director Executive Officer

ANNEXES INDEX

Annex I - List of Annulment/Enforcement Proceedings

Annex II - Ministry Resolution in accordance with article 16 of the Organic Gold Law

Annex Ill - Creation Decree

Annex IV - Transfer Decree

Annex V - CBV Resolution

Annex VI - Delimited Areas Resolution

Annex VII - Incorporation Agreement

Annex VIII - Articles of Incorporation and By-laws

Annex IX - Request and Letter Templates

Annex X - Decree Designating Strategic Minerals

Annex XI - Exchange Agreement

Annex XII - Special Tax Regime Decree

Annex XIII - Shareholder Participation in Net Profits

ADDENDUM TO THE SETTLEMENT AGREEMENT

This Addendum (the "Addendum") is entered into on October 31, 2016 (the "Effective Date"), by and between:

•	GR MINING (BARBADOS) INC., a company duly incorporated, organized and existing under the laws of Barbados and domiciled in the Bolivarian Republic of Venezuela with the Fifth Commercial Registry, under N° 14, Volume 111-A REGISTRO MERCANTIL V (CÓD. 224), on its own name: and on that of its Affiliates (hereinafter "GOLD RESERVE"), represented herein by José Ignacio Moreno, Venezuelan, of legal age, holder of identity card N° 9.878.700, acting as Legal Representative; and
•	The BOLIVARIAN REPUBLIC OF VENEZUELA (hereinafter, the "REPUBLIC"), represented by (i) the citizen Reinaldo Enrique Muñoz Pedroza, Venezuelan, of legal age, of this domicile, holder of Identity card N° 10.869.426, acting as Attorney General in Charge, who acts in accordance with the provisions of the Organic Law for the Attorney General of the Republic, and by (ii) the citizen Roberto Ignacio Mirabal Acosta, Venezuelan, of legal age, of this domicile, holder of identity card N° 12.605.647, acting as Minister of the Ministry of the Popular Power for Ecological Mining Development (hereinafter, the "MINISTRY").

GOLD RESERVE and the REPUBLIC shall be jointly referred to as the "Parties" and individually as a "Party".

All terms used herein and not otherwise defined herein shall have the meaning set forth in the Settlement Agreement entered into by and between the Parties on July 17, 2016, "Settlement Agreement".

WHEREAS

a.	According to the Settlement Agreement, the REPUBLIC must pay GOLD RESERVE, on or before October 31, 2016, six hundred and fifty million dollars of the United States of America (US$ 650,000,000);
b.	The Settlement Agreement is subject to the condition precedent according to which the REPUBLIC duly and fully pays to GOLD RESERVE and the latter fully receives six hundred million dollars the United States of America (US$ 600,000,000) on or before October 31, 2016;
c.	The Parties have agreed to new payment terms under the Settlement Agreement;
d.	The incorporation of the Mixed Company is subject to the compliance of the obligations set forth in Clauses 2.3 and.2.4(a) of the Settlement Agreement; and
e.	The Mixed Company has been incorporated without complying with all the obligations provided in Clauses 2 3 and 2.4(a) of the Settlement Agreement in respect of its incorporation, which obligations include the issuance and publication in Official Gazette of several resolutions and decrees required for the operation of the Mixed Company and performance the Mining Project.

Based on the foregoing, the Parties therefore agree as follows

1.       AMENDMENTS TO THE SETTLEMENT AGREEMENT

The following clauses of the· Settlement Agreement shall, with effect from the Effective Date, be amended as follows:

1.1       The definition of "Arbitration Closing Period" provided in Clause 1 of the Settlement Agreement shall be replaced by the following:

"Arbitration Closing Period: means thirty (30) Days counted from the last date on which the REPUBLIC duly and fully paid, and GOLD RESERVE fully received, the Integral Payment in accordance with the Agreement".

1.2        Clause 2.1 of the Settlement Agreement shall be replaced by the following:

"2.1 Temporary Suspension of the Enforcement of the Award

GOLD RESERVE shall temporarily refrain from enforcing the Award, and the REPUBLIC shall temporarily refrain from appeals of the judicial recognition and enforcement of the Award and refrain from seeking the annulment of the Award, through the proceedings listed in Annex I upon GOLD RESERVE duly and fully receiving the First Payment that forms part of the Integral Payment referred to in Clause 2.2(a). More specifically, but without limitation, the PARTIES have jointly requested that the Cour d'appel de Paris postpone its pending judgment on annulment currently scheduled to be issued on November 15, 2016, and the PARTIES shall jointly request, immediately after execution of this Agreement, and in any event by no later than two weeks before the next scheduled date for the issuance of the pending judgment (the "Postponed Judgment Date") that the Cour d'appel de Paris postpone its pending judgment on annulment until the last day of the Arbitration Closing Period given the deadline of March 31, 2017 for the Fifth Payment. GOLD RESERVE shall inform the court within five (5) Days after the term provided in Clause 2.2(a) in this Agreement, whether the Integral Payment under this Agreement has been received before April 01, 2017, and, accordingly, whether the PARTIES shall request a withdrawal of the proceedings. For greater certainty, in case the Cour d'appel de Paris postpones its pending judgment on annulment to a date earlier than the last day of the Arbitration Closing Period, the Parties shall jointly request, at least two weeks in advance of the Postponed Judgment Date, that the Cour d'appel de Paris further postpone its pending judgment on annulment until the last day of the Arbitration Closing Period. The Parties shall repeat this step, if necessary, until the postponement for the entire Arbitration Closing Period is achieved, unless the Settlement Agreement is terminated earlier for reason of non-payment or otherwise. In this sense, the PARTIES agree to request the Cour d'appel de Paris (in one or more requests, if necessary) to suspend the proceedings until the last day of the Arbitration Closing Period. In case the Cour d'appel de Paris refuses to postpone its pending judgment, the Parties shall jointly request a temporary withdrawal of the proceedings until the last day of the Arbitration Closing Period, unless the Settlement Agreement is terminated earlier for reason of non-payment or otherwise. The enforcement proceedings and the annulment proceedings listed in Annex I may be pursued by GOLD RESERVE and the REPUBLIC, respectively, without further notice in case the Integral Payment is not received before April 01, 2017, or in case of termination or annulment of this Agreement, for any reason, prior to such date."

1.3       Clause 2.2(a) of the settlement Agreement shall be modified to the extent of the following:

"(a) Payment of the Award: In compliance with the Award, the REPUBLIC agrees to pay GOLD RESERVE seven hundred and sixty-nine million six hundred and eighty-one thousand eight hundred and twenty-three dollars of the United States of America (US$ 769,681,823), which corresponds to the amount determined by the Award, including interest accrued only up until February 24, 2016 (date in which the PARTIES entered into the MEMORANDUM) as a concession granted by GOLD RESERVE to the REPUBLIC. This payment shall be made to GOLD RESERVE using resources from the financing to be obtained by the REPUBLIC for such purposes. Once the resources for the payment are obtained, such payment shall be made as follows: (i) a first initial payment of one hundred million dollars of the United States of America (USS 100,000,000) on or before November 30, 2016 (the "First Payment"); (ii) a second payment of four hundred and sixty-nine million six hundred and eighty-one thousand eight hundred and twenty-three dollars of the United States of America (US$ 469,681,823) on or before January 03, 2017 (the "Second Payment"); (iii) a third payment of fifty million dollars of the United States of America (US$ 50,000,000) on or before January 31, 2017 (the "Third Payment"); (iv) a fourth payment of one hundred million dollars of the United States of America (US$ 100,000,000) on or before February 28, 2017 (the "Fourth Payment"); and (v) a fifth payment of fifty million dollars of the United States of America (US$ 50,000,000) on or before June 30, 2017 (the "Fifth Payment"). The First Payment, together with the Second Payment, the Third Payment, the Fourth Payment and the Fifth payment herein defined as the "Integral Payment'".

If each of the payments comprising the Integral Payment are not made by the REPUBLIC, and received by GOLD RESERVE, within each term set forth in this Clause, GOLD RESERVE may, at its sole discretion, unilaterally terminate this Agreement for which it must notify the REPUBLIC in writing its intention to terminate this Agreement, without requiring a court ruling or any decision from any judicial authority, and without any liability resulting to GOLD RESERVE.

The PARTIES agree to suspend the computation of interest over the aggregated amount of the Second, Third, Fourth and Fifth Payments from February 24, 2016 (date in which the PARTIES executed the MEMORANDUM), provided that GOLD RESERVE receives the Integral Payment before April 01, 2017. If GOLD RESERVE does not receive the Second, Third, Fourth and Fifth Payments on time, Interest on the Second, Third, Fourth and Fifth Payments will be computed and owed until full payment of the Second, Third, Fourth and Fifth Payments, as if no suspension on the computation of interest had ever taken place.

Without prejudice of anything provided in this Agreement, the REPUBLIC will use the proceeds from any financing it closes after the execution of this Agreement, to pay GOLD RESERVE the amounts owed under this Agreement in preference to any other creditor."

1.4       Clause 2.2(b) of the Settlement Agreement shall be replaced by the following:

"(b) Payment for the Mining Data: The REPUBLIC agrees to pay GOLD RESERVE consideration for the Mining Data an amount of two hundred and forty million dollars of United States of America (US$ 240,000,000), to be paid as follows: (i) a first payment of

•

two hundred million dollars of the United States of America (US$ 200,000 000) on or before November 30, 2016 ("The First Payment"); (ii) a second payment of forty million dollars of the United States of America ((US$ 40,000,000), on or before June 30, 20.17 ("The Second Payment"); both payments considered hereinafter, the "Mining Data Payment". GOLD RESERVE shall transfer the Mining Data to the REPUBLIC provided it has fully received the Integral Payment pursuant to the terms and conditions of this Agreement. GOLD RESERVE agrees and guarantees that the Mining Data shall be used, until transferred to the REPUBLIC in accordance with the terms hereof, for the benefit of the PARTIES in the start-up and execution of the project "Siembra Minera".

1.5        The deadline to perform and comply with the following clauses shall be November 30, 2016: Clause 2.3(b) dealing with the "Decree Designating Strategic Minerals; Clause 2.3(d) dealing with the "Transfer Decree"; Clause 2.3(e) dealing with the "Delimited Area Resolution" and the "Delimited Areas" in which the Mixed Company will develop the Mining Project; the "CBV Resolution" and the Incentives Regime related to the "Special

Tax Regime Decree"; and the "Exchange Agreement" according to which the Mixed Company shall be able to receive payments in foreign currency and keep, overseas, bank accounts in foreign currency for revenues received.

1.6       Clause 3.3 of the Settlement Agreement shall be replaced by the following

"3.3 Failure to satisfy Conditions

In the event GOLD RESERVE does not receive the First Payment and the Mining Data Payment on or before November 30, 2016: (i) the Parties shall nonetheless be deemed to retain their respective ownership interests in the Mixed Company; (ii) the Shareholder B shall also be entitled at its sole discretion, to end its participation in the Mixed Company and unilaterally terminate the Incorporation Agreement by written termination notice to Shareholder A without requiring any court ruling or decision from any judicial authority, and without any liability resulting for Shareholder B due to such termination; and (iii) the Affiliates of GOLD RESERVE that may have entered into any agreement in connection with the Mining Project shall also be entitled, at their sole discretion, to unilaterally terminate such agreements by written termination notice to the corresponding counterparts, without requiring a court ruling or any decision from any judicial authority, and without any liability resulting for such Affiliates due to such termination."

1.7       In Clauses 3.1(a) and 5.3, any mention to the First Payment and Second Payment" shall be understood as a reference to the "Integral Payment". Likewise, any reference in Clause 8.9 to "each of the First Payment and the Second Payment" shall be understood as a reference to "each of the payments comprising the "Integral Payment", and any mention to the "Third Payment" in Clauses 2.4(h)(i) and 8.9 of the Settlement Agreement shall be understood as a reference to the "Mining Data Payment".

2.       APPLICABLE LAW AND DISPUTE RESOLUTION

The interpretation, validity and compliance of this Addendum shall be governed by the laws of the Bolivarian Republic of Venezuela.

Any dispute, claim, complaint, controversy and/or difference arising under, related to or resulting from this Addendum, including tort claims, or deriving from its interpretation, termination or invalidity, (a "Dispute"), shall be settled exclusively, definitively and solely through arbitration, to be conducted in the city of Washington D.C., United States of America, under the Rules of Arbitration of the International Chamber of Commerce. Upon executing this Addendum the Parties acknowledge their express and unequivocal intent to exclude any Disputes from the jurisdiction of ordinary courts and the REPUBLIC acknowledges its express and unequivocal intent to waive sovereign immunity protection in relation to the jurisdiction of the arbitral tribunal and any court of competent jurisdiction asked to enforce any award arising from the arbitration. The tribunal shall consist of three (3) arbitrators and the arbitration shall be conducted in the English language. The arbitration award which shall be in writing, shall be final and binding upon the Parties.

3.       ENTIRE AGREEMENT; SEVERABILITY; PRECEEDENCE

It is expressly agreed that the changes or modifications included in this Addendum are the only changes to the Settlement Agreement. The other clauses, terms and conditions of the Settlement Agreement remain unchanged and are in full force and effect, not released or novated, waived or otherwise changed or affected in any way, and there are no agreements, representations, or warranties except as specifically set forth herein and in the Settlement Agreement.

If at any moment from the date of this Addendum, any of its provisions were considered illegal, null or unenforceable by a competent court, such provision shall have no effect, yet the illegality or unenforceability of such provision shall not affect the binding character of any other provisions of this Addendum.

In case of a contradiction between this Addendum and the Settlement Agreement, the Addendum shall prevail.

4.       MODIFICATION

This Addendum can only be modified by written agreement signed by the Parties.

IN WITNESS WHEREOF, the Parties enter into this Addendum through their respective duly authorized representatives of the Effective Date.

By GR MINING (BARBADOS) INC.

José Ignacio Moreno

By the BOLIVARIAN REPUBLIC OF VENEZUELA

Reinaldo Enrique Muñoz Pedroza

Attorney General

Robert Ignacio Mirabal Acosta

Minister of the People's Power for Ecological Mining Development

GOLD RESERVE INC., a company duly incorporated and existing pursuant to the laws of the Province of Alberta, Canada, hereby acknowledges and declares that it agrees with the amendment of the clauses of the Settlement Agreement provided in this Addendum, and agrees to comply with any obligations, if any, arising from such clauses of the Settlement Agreement as amended by this Addendum.

Signed in agreement,

by GOLD RESERVE INC.

James Coleman

Chairman of the Board of Directors

Rockne J. Timm

Chief Executive Officer and Director

Douglas Belanger

President and Director

SECOND ADDENDUM TO THE SETTLEMENT AGREEMENT

This Addendum (the "Addendum") is entered into on November 30, 2016 (the "Effective Date"), by and between:

•	GR MINING (BARBADOS) INC., a company duly incorporated, organized and existing under the laws of Barbados and domiciled in the Bolivarian Republic of Venezuela with the Fifth Commercial Registry, under N° 14, Volume 111-A REGISTRO MERCANTIL V (CÓD. 224), on its own name and on that of its Affiliates (hereinafter "GOLD RESERVE"), represented herein by José Ignacio Moreno, Venezuelan, of legal age, holder of Identity card 9.878.700, acting as Legal Representative; and
•	The BOLIVARIAN REPUBLIC OF VENEZUELA (hereinafter, the "REPUBLIC"), represented by (i) the citizen Reinaldo Enrique Muñoz Pedroza, Venezuelan, of legal age, of this domicile, holder of identity card N° 10.869.428, acting 'as Attorney General in Charge, who acts in accordance with the provisions of the Organic Law for the Attorney General of the Republic, and by (ii) the citizen Roberto Ignacio Mirabal Acosta, Venezuelan, of legal age, of this domicile, holder of Identity card ND 12.805.647, acting as Minister of the Ministry of the Popular Power for Ecological Mining Development (hereinafter, the "MINISTRY").

-

GOLD RESERVE and the REPUBLIC shall be jointly referred to as the "Parties" and individually as a "Party"'

All terms used herein and not otherwise defined herein shall have the meaning set forth in the Settlement Agreement entered into by and between the Parties on July 17, 2016,"Settlement Agreement".

WHEREAS

a.	According to a certain Addendum to the Settlement Agreement entered into by and between the REPUBLIC and GOLD RESERVE on October 31, 2016 (the "First Addendum"), the REPUBLIC must pay GOLD RESERVE, on or before November 30, 2016, the amount of one hundred million dollars of the United States of America (US$ 100,000,000) as the first tranche payment of the Award (the "First Payment"), and the amount of two hundred million dollars of the United States of America (US$ 200,000,000) as consideration for the Mining Data (the "Mining Data Payment"), both payments totaling to the amount of three hundred million dollars of the United States of America (US$ 300,000,000);
b.	The Parties have agreed to new payment terms under the Settlement Agreement; and
c.	The Mixed Company has been incorporated, the Parties will work together to complete the provisions expressed in Clauses 2.3 and 2.4(a) of the Settlement Agreement in respect of its incorporation, which obligations include the issuance and publication in Official Gazette of several resolutions and Presidential Decrees required for the operation of the Mixed Company and performance the Mining Project.

Based on the foregoing, the Parties therefore agree as follows:

1.       AMENDMENTS TO THE SETTLEMENT AGREEMENT

The following clauses of the Settlement Agreement (as amended by the First Addendum) shall be amended as follows, with effect from the Effective Date:

1.1       The Parties agree that both terms to make the First Payment and the Mining Data Payment shall be extended to December 15, 2016. As a result, all references in the Settlement Agreement (as amended by the First Addendum) to "November 30, 2016" shall be understood to mean "December 15, 2016".

1.2       The deadline to perform and comply with the following clauses shall be December 16, 2016: Clause 2.3(b) dealing with the "Decree Designating Strategic Minerals"; Clause 2.3(d) dealing with the "Transfer Decree"; Clause 2.3(e) dealing with the "Delimited Area Resolution" and the "Delimited Areas" in which the Mixed Company will develop the Mining Project; the "CBV Resolution" and the Incentives Regime related to the "Special Tax Regime Decree"; the "Ministry Resolution in accordance with Article 18 of the Organic Gold Law"; and the "Exchange Agreement" according to which the Mixed Company shall be able to receive payments in foreign currency and keep, overseas, bank accounts in foreign currency for revenues received.

2.       APPLICABLE LAW AND DISPUTE RESOLUTION

The Interpretation, validity and compliance of this Addendum shall be governed by the laws of the Bolivarian Republic of Venezuela.

Any dispute, claim, complaint, controversy and/or difference arising under, related to or resulting from this Addendum, including tort claims, or deriving from its interpretation, termination or invalidity, (a "Dispute"), shall be settled exclusively, definitively and solely through arbitration, to be conducted in the city of Washington D.C., United States of America, under the Rules of Arbitration of the International Chamber of Commerce. Upon executing this Addendum, the Parties acknowledge their express and unequivocal intent to exclude any Disputes from the jurisdiction of ordinary courts and the REPUBLIC acknowledges its express and unequivocal intent to waive sovereign Immunity protection in relation to the jurisdiction of the arbitral tribunal and of any court of competent jurisdiction asked to enforce any award arising from the arbitration. The arbitral tribunal shall consist of three (3) arbitrators and the arbitration shall be conducted in the English language. The arbitration award, which shall be in writing, shall be final and binding upon the Parties.

3.       ENTIRE AGREEMENT; SEVERABILITY; PRECEDENCE

It is expressly agreed that the changes or modifications Included in this Addendum are the only changes to the Settlement Agreement. The other clauses, terms and conditions of the Settlement Agreement remain unchanged and are in full force and effect. not released or novated, waived or otherwise changed or affected in any way, and there are no agreements, representations, or warranties except as specifically set forth herein and in the Settlement Agreement

If at any moment from the date of this Addendum, any of its provisions were considered Illegal, null or unenforceable by a competent court, such provision shall have no effect, yet the unenforceability of such provision shall not affect the binding character of any other provisions of this Addendum.

In case of a contradiction between this Addendum and the Settlement Agreement, the Addendum shall prevail.

4.       MODIFICATION

This Addendum can only be modified by written agreement signed by the Parties.

IN WITNESS WHEREOF, the Parties enter into this Addendum through their respective duly authorized representatives on the Effective Date.

By GR MINING (BARBADOS) INC.

José Ignacio Moreno

By the BOLIVARIAN REPUBLIC OF VENEZUELA

Reinaldo Enrique Muñoz Pedroza

Attorney General

Robert Ignacio Mirabal Acosta

Minister of the People's Power for Ecological Mining Development

GOLD RESERVE INC., a company duly incorporated and existing pursuant to the laws of the Province of Alberta, Canada, hereby acknowledges and declares that it agrees with the amendment of the clauses of the Settlement Agreement provided in this Addendum, and agrees to comply with any obligations, if any, arising from such clauses of the Settlement Agreement as amended by this Addendum.

Signed in agreement,

James Coleman

Chairman of the Board of Directors

THIRD ADDENDUM TO THE SETTLEMENT AGREEMENT

This Addendum (the "Addendum") is entered into on June 8, 2017 (the "Effective Date"), by and between:

•	GR MINING (BARBADOS) INC., a company duly incorporated, organized and existing under the laws of Barbados and domiciled in the Bolivarian Republic of Venezuela with the Fifth Commercial Registry of the Capital District, on May 11, 2016, under N° 14, Volume 111-A REGISTRO MERCANTIL V (CÓD. 224), on its own name and on that of its Affiliates (hereinafter "GOLD RESERVE"), represented herein by José Ignacio Moreno, Venezuelan, of legal age, holder of identity card N° 9.878.700, acting as Legal Representative; and
•	The BOLIVARIAN REPUBLIC OF VENEZUELA (hereinafter, the "REPUBLIC"), represented by (i) Reinaldo Enrique Muñoz Pedroza, Venezuelan, of legal age, of this domicile, holder of identity card N° 10.869.426, acting as Attorney General In Charge, who acts in accordance with the provisions of the Organic Law for the Attorney General of the Republic, and by (ii) Jorge Alberto Arreaza Montserrat, Venezuelan, of legal age, of this domicile, holder of identity card N° 11.945.178, acting as Minister of the Ministry of the Popular Power for Ecological Mining Development (hereinafter, the "MINISTRY").

GOLD RESERVE and the REPUBLIC shall be jointly referred to as the "Parties" and individually as a "Party".

All terms used herein and not otherwise defined herein shall have the meaning set forth in the Settlement Agreement entered into by and between the Parties on July 17, 2016, (hereinafter, the "Settlement Agreement'').

WHEREAS

a.	According to certain Addenda to the Settlement Agreement entered into by and between the REPUBLIC and GOLD RESERVE on October 31, 2016 (the "First Addendum") and November 30, 2016 (the "Second Addendum"), the REPUBLIC must pay GOLD RESERVE:
(i)	on or before December 15, 2016, the amount of three hundred million dollars of the United States of America (US$ 300,000,000);
(ii)	on or before January 3, 2017, the amount of four hundred and sixty-nine million six hundred and eighty-one thousand eight hundred and twenty-three dollars of the United States of America (US$ 469,681,823);
(iii)	on or before January 31, 2017, the amount of fifty million dollars of the United States of America (US$ 50,000,000);
(iv)	on or before February 28, 2017, the amount of one hundred million dollars of the United States of America (US$ 100,000,000); and
(v)	on or before June 30, 2017, ninety million dollars of the United States of America (US$ 90,000,000).
b.	The Parties have agreed to new payment terms under the Settlement, and
c.	In accordance with the Incorporation Agreement, the Mixed Company has been incorporated with both Parties fully subscribing and paying for their shares. The Parties will work together to complete the provision expressed in Clauses 2.3 and 2.4(a) of the Settlement Agreement.

Based on the foregoing, the Parties therefore agree as follows:

1.	AMENDMENTS TO THE SETTLEMENT AGREEMENT

The following clauses of the Settlement Agreement (as amended by the First Addendum and Second Addendum) shall be amended as follows, with effect from the Effective Date:

1.1

"2.1 Temporary Suspension of the Enforcement of the Award

GOLD RESERVE shall temporarily refrain from enforcing the Award upon GOLD RESERVE duly and fully receiving the First Payment that forms part of the Integral Payment referred to in Clause 2.2(a). In addition, the REPUBLIC irrevocably waives its right to appeal to the Cour de cassation the judgment issued on or about February 7, 2017 of the Cour d'appel de Paris dismissing the annulment applications filed by Venezuela in respect of the Award, and will terminate, discontinue, dismiss, withdraw, or file a desistement in respect of all other proceedings seeking annulment of the Award and all other applicable proceedings; including but without limitation those listed in Annex I , and the REPUBLIC will refrain from commencing or pursuing any further proceedings to seek any such annulment. The foregoing undertakings of the REPUBLIC shall remain valid even if the REPUBLIC defaults on its payments, and shall be implemented by no later than June 15, 2017. GOLD RESERVE may enforce the Award, including but without limitation, by pursuing the enforcement proceedings listed in Annex I, without further notice, in case the First Payment, any of the Installments or the Final Payment is not received on or before the scheduled dates set out in Clause 2.2(a), unless cured within thirty (30) days, or in case of termination or annulment of this Agreement, for any reason, prior to any such date."

1.2	Clause 2.2(a) of the Settlement Agreement shall be replaced by the following:

"(a) Payment: In compliance with the Award, the REPUBLIC agrees to pay GOLD RESERVE seven hundred ninety one million eight hundred and twenty-two thousand seven hundred and eighty-six dollars of the United States of America (US$791,822,786) which corresponds to the amount determined by the Award, including legal expenses and litigation costs and interest accrued only up until April 30, 2017 as a concession granted by GOLD RESERVE to the REPUBLIC and the amount of two hundred and forty million dollars of the United States of America (US$ 240,000,000) as provided for in Clause 2.2(b). These amounts shall be paid to GOLD RESERVE as follows: (i) a first initial payment of forty million dollars of the United States of America (US$ 40,000,000) on or before the five days following the subscription of this addendum (the "First Payment"); (ii) twenty-three (23) monthly payments of twenty-nine million five hundred thousand dollars of the United States of America (US$ 29,500,000) each on or before the fifteenth (15th) day of each month starting on June, 15, 2017, totaling six hundred and seventy eight million five hundred thousand dollars of the United States of America (US$ 678,500,000) (the "Installments"); and (iii) a final payment of three hundred thirteen million three hundred and twenty-two thousand seven hundred and eighty-six dollars of the United States of America (US$ 313,322,786) on or before May 15, 2019 (the "Final Payment"). The First Payment, together with the Installments and the Final Payment, herein defined as the "Integral Payment".

If any of the payments comprising the Integral Payment are not made by the REPUBLIC, and received by GOLD RESERVE, within each term set forth in this Clause GOLD RESERVE may, at its sole discretion, unilaterally terminate this Agreement for which it must notify the REPUBLIC in writing its intention to terminate this Agreement, without requiring a court ruling or any decision from any judicial authority, and without any liability resulting to GOLD RESERVE.

The PARTIES agree to suspend the computation of interest over the aggregated amount of the First Payment, the Installments and the Final Payment from April 30, 2017, provided that GOLD RESERVE receives the Integral Payment on or before May 15, 2019. If GOLD RESERVE does not receive the First Payment, the Installments and Final Payment on time, interest on the First Payment, the Installments and Final Payment will be computed and owed until full payment of the First Payment, the Installments and Final Payment, as if no suspension on the computation of interest had ever taken place. For the avoidance of doubt, in accordance with the Award, the interest rate applicable to the amounts owed by the REPUBLIC to GOLD RESERVE is equal to the London Interbank Offered Rate (LIBOR) plus (2%) two percentage points.

1.3	Clause 2. 2(b) of the Settlement Agreement shall be replaced by the following:

"(b) Payment for the Mining Data: The REPUBLIC agrees to pay GOLD RESERVE as consideration for the Mining Data an amount of two hundred and forty million dollars of the United States of America (US$ 240,000 000) (hereinafter, the "Mining Data Payment"). One hundred percent (100%) of the First Payment and of each Installment will be allocated to the Mining Data Payment until reaching the amount of two hundred and forty million dollars of the United States of America (US$ 240,000,000). GOLD RESERVE will impute the corresponding amounts of the Mining Data Payment when it receives the First Payment and each Installment. GOLD RESERVE shall transfer the Mining Data to the REPUBLIC provided it has fully received the Integral Payment pursuant to the terms and conditions of this Agreement, regardless of the REPUBLIC fully and duly making the Mining Data Payment, and GOLD RESERVE fully receiving the Mining Data Payment."

1.4	The following decrees, resolutions and exchange agreement shall be published in the Official Gazette on or prior to June 15, 2017: the "Incentives Regime"; the "Special Tax Regime Decree"; and the

"Authorization" according to which the Mixed Company shall be able to receive payments in foreign currency and keep, overseas, bank accounts in foreign currency for revenues received.

1.5	References to "the First Payment" and "the Second Payment" in Clauses 3.1 and 5.3 of the Settlement Agreement (as amended by the First Addendum and the Second Addendum) will be deemed made to "the Integral Payment".
1.6	Clause 3.3 (Failure to Satisfy Conditions) of the Settlement Agreement (as amended by the First Addendum and the Second Addendum) shall be replaced by the following:

"3.3 Failure to Satisfy Conditions

In the event GOLD RESERVE does not receive the First Payment, the Installments or the Final Payment on time, (i) the Parties shall nonetheless be deemed to retain their respective ownership interests in the Mixed Company governed in accordance with the Incorporation Agreement; (ii) the Shareholder B shall also be entitled, at is sole discretion, to end its participation in the Mixed Company and unilaterally terminate the Incorporation Agreement by written termination notice to Shareholder A, without requiring any court ruling or decision from any judicial authority, and without any liability resulting for Shareholder B due to such termination; (iii) GOLD RESERVE shall also be entitled to unilaterally terminate the Settlement Agreement (as amended) by written termination notice to the REPUBLIC, without requiring any court ruling or decision from any judicial authority, and without any liability resulting to GOLD RESERVE due to such termination; (iv ) GOLD RESERVE shall also be entitled to continue with the proceedings for the enforcement of the Award; and (v) the Affiliates of GOLD RESERVE that may have entered into any agreement in connection with the Mining Project shall also be entitled, at their sole discretion, to unilaterally terminate such agreements by written termination notice to the corresponding counterparts, without requiring a court ruling or any decision from any judicial authority, and without any liability resulting for such Affiliates due to such termination. For the avoidance of doubt, Shareholder B and GOLD RESERVE, at their sole discretion, may take one or more of the above-mentioned actions, as applicable, concurrently or successively and in no particular order. "

2.       COLLATERAL

The REPUBLIC will guarantee the payment of its obligations to GOLD RESERVE provided in the Settlement Agreement (as amended by the Fir t Addendum, the Second Addendum and this Addendum) with the financial instrument listed in Appendix "A" attached hereto, which instrument is freely negotiable in international market in dollars of the United States of America and has a face value of at least three hundred and fifty million dollars of the United States of America (US$ 350,000,000) on the Effective Date ("Bond"). The Bond shall be deposited in escrow on the Effective Date with Norton Rose Fulbright with address at 200 Bay St. Toronto, ON M5J 2Z4, Canada ("Escrow Agent"). Upon failure of the REPUBLIC to: (i) timely make two or more payments; or (ii) make any missed payment within thirty (30) days counted from the date the payment becomes due ("Cure Period" ), of the amounts owed to GOLD RESERVE under the Settlement Agreement (as amended by the First Addendum, the Second Addendum and this Addendum), GOLD RESERVE will have the right to have the Escrow Agent sell the Bond at market price on the date of the sale and transfer the proceeds, net of costs and expenses, to GOLD RESERVE ("Net Bond Proceeds"). GOLD RESERVE will in the first place impute the Net Bond Proceeds to the Mining Data Payment, and once the Mining Data Payment is fully paid, it will impute any remaining balance from the Net Bond Proceeds towards the Award. If the Net Bond Proceeds are higher than the balance then owed by the REPUBLIC to GOLD RESERVE, the latter will return to the REPUBLIC any such amounts in excess after fully settling its own credits against the REPUBLIC. Notwithstanding anything to the contrary, GOLD RESERVE will have the unrestricted right to continue to pursue or take any actions for the recovery of the amounts still owed to GOLD RESERVE after receiving the Net Bond Proceeds.

3.        APPLICABLE LAW AND DISPUTE RESOLUTION

The interpretation, validity and compliance of this Addendum shall be governed by the laws of the Bolivarian Republic of Venezuela.

Any dispute, claim, complaint, controversy and/or difference arising under, related to or resulting from this Addendum, including tort claims, or deriving from its interpretation, termination or invalidity, (a "Dispute"), shall be settled exclusively, definitively and solely through arbitration, to be conducted in the city of Washington D.C., United States of America, under the Rules of Arbitration of the International Chamber of Commerce. Upon executing this Addendum, the Parties acknowledge their express and unequivocal intent to exclude any Disputes from the jurisdiction of ordinary courts. The arbitral tribunal shall consist of three (3) arbitrators and the arbitration shall be conducted in the English language. The arbitration award, which shall be in writing, shall be final and binding upon the Parties.

4.       Non-Disclosure

Except as permitted or required by this Addendum, the terms of Clause 1.1 of this Addendum shall be kept confidential by each Party and their corresponding advisors, who shall not disclose or reveal to any third party, except:

(a)	Auditors, legal, financial and tax advisors, consultants and banks of each Party, under conditions that they preserve the confidentiality of Clause 1.1 of this Addendum;
(b)	To the extent such disclosure or revelation is required by applicable laws or regulations, or in any legal proceeding (having previously requested for confidential treatment to the extent the same were allowed by the given court, authority or tribunal), or in compliance with or in response to an order issued by a competent court, tribunal or government authority; or
(c)	To the extent such disclosure or revelation is necessary for the purposes of implementing or performing this Addendum, provided that the best efforts are carried out to request the application of conditions that preserve the confidentiality of the terms of Clause 1.1 of this Addendum.

5.       ENTIRE AGREEMENT; SEVERABILITY; PRECEDENCE

It is expressly agreed that the changes or modifications included in the First Addendum, the Second Addendum and the Addendum are the only changes to the Settlement Agreement. The other clauses, terms and conditions of the Settlement Agreement remain unchanged and are in full force and effect, not released or novated, waived or otherwise changed or affected in any way, and there are no agreements, representations, or warranties except as specifically set forth herein and in the Settlement Agreement.

If at any moment from the date of this Addendum, any of its provisions were considered illegal, null or unenforceable by a competent court, such provision shall have no effect yet the illegality or unenforceability of such provision shall not affect the binding character of any other provisions of this Addendum.

In case of a contradiction between this Addendum and the Settlement Agreement, the Addendum shall prevail.

6.       MODIFICATION

This Addendum can only be modified by written agreement signed by the Parties.

IN WITNESS WHEREOF, the Parties enter into this Addendum through their respective duly authorized representatives on the Effective Date.

By GR MINING (BARBADOS) INC

s/ José Ignacio Moreno

By the BOLIVARIAN REPUBLIC OF By the BOLIVARIAN REPUBLIC OF VENEZUELA VENEZUELA

s/ Reinaldo Enrique Muñoz Pedroza s/ Jorge Alberto Arreaza Montserrat

Attorney General of the Republic (E) Minister of the People's Power for Ecological Mining Development

GOLD RESERVE INC., a company duly incorporated and existing pursuant to the laws of the Province of Alberta, Canada, hereby acknowledges and declares that it agrees with the amendment of the clauses of the Settlement Agreement provided in this Addendum, and agrees to comply with any obligations, if any, arising from such clauses of the Settlement Agreement as amended by this Addendum.

Signed in agreement,

By GOLD RESERVE INC.

S/ James Coleman

Chairman of the Board of Directors